AMENDMENT

By the signatures of their duly authorized representatives below, FIS Investor Services LLC ("FIS") and Victory Portfolios ("Client"), intending to be legally bound, agree to all of the provisions of this Amendment with an effective date of January 1, 2024 ("Amendment Effective Date"). This Amendment amends the Transfer Agency Agreement between Client and BISYS Fund Services Ohio, Inc., predecessor-in-interest to FIS, dated April 1, 2002, as amended (the "TA Agreement"), and supersedes the TA Agreement solely with respect to the terms or provisions herein specified.

Capitalized terms used herein and not otherwise defined have the meanings given to them in the TA Agreement. The parties hereto, intending to be legally bound hereby, agree to the following amendment.

1.Schedule C to the TA Agreement is hereby deleted in its entirety and replaced with Attachment 1 – Pricing – Victory Portfolios, attached hereto and incorporated herein.

2.Client and FIS are currently engaged in discussions regarding new comprehensive contracts. Client and FIS agree to work together in good faith in order to complete such negotiations and execute such new contracts without undue delay after the Amendment Effective Date.

All terms of the TA Agreement not amended herein remain in full force and effect. In the event of a conflict or inconsistency between this Amendment and the TA Agreement, this Amendment controls.

VICTORY PORTFOLIOS, a Delaware statutory trust,			FIS INVESTOR SERVICES LLC
on behalf of each Fund listed on Schedule A of the
TA Agreement, individually and jointly
Signature: /s/ James De Vries \s1\			Signature: /s/ Peggy Poche\s2\

Name: James De Vries \n1\			Name:	Peggy Poche	\n2\
Title:	President	\t1\	Title:	Contract Valuation Manager \t2\
Date:	12/28/2023	\d1\	Date:	12/29/2023	\d2\
Account ID: 237713	OID: 01019200	LR: 193776
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ATTACHMENT 1

PRICING – Victory Portfolios

1.TERM; SERVICE PERIOD START DATE:

(a)Term: Seven (7) years commencing on the Service Period Start Date (as defined below) and, notwithstanding any terms to the contrary set forth in an Agreement, expiring at end of day, December 31, 2030, without renewal.

(b)Service Period Start Date: January 1, 2024

2.FEES: The fees in this Section 2 (including all subsections) apply in the aggregate to Victory Portfolios, Victory Portfolios II, and the Victory Variable Insurance Funds and accrue daily.

(a)Annual Base Fee (up to and including 120 Funds across the Victory Family of Funds,1 including all share classes/CUSIPs existing as of the date of signing):

i.Year 1: USD2,000,000 per annum

ii.Year 2-3 USD1,750,000 per annum

iii.Year 4-7 USD1,500,000 per annum

(b)Annual Per Funds Fee for Funds in excess of 120 across the Victory Family of Funds: USD30,000 for up to 4 share classes/CUSIPs per Fund. (For the avoidance of doubt, this fee does not, and will not, apply to any Funds existing as of the date of signing.)

(c)Additional CUSIPs - Annual Fee: USD5,000 for each additional share class/CUSIP for each Fund at or above 4 share classes/CUSIPs. (For the avoidance of doubt, this fee does not, and will not, apply to any share classes/CUSIPs existing as of the date of signing.)

(d)Annual Per Open NSSC Account Fee:

i.Year 1: USD5.00

ii.Year 2: USD4.00

iii.Year 3: USD3.00

iv.Year 4-7: USD2.50

(e)Annual Per Open Direct Account Fee:

i.Year 1: USD10.00

ii.Year 2: USD9.00

iii.Year 3: USD8.00

iv.Year 4-7: USD7.50

(f)Annual Per Open Closed Account Fee: USD1.00

(g)Shareholder Internet Access Fee: Included in Annual Base Fee

1"Victory Family of Funds" means Victory Portfolios, Victory Portfolios II, Victory Portfolios III (formerly known as USAA Mutual Funds Trust), and Victory Variable Insurance Funds.

Account ID: 237713	OID: 01019200	LR: 193776
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